WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

EXHIBIT 11(A)

COMPUTATION OF PRIMARY NET INCOME PER COMMON SHARE (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEARS ENDED
                                              JANUARY 2     JANUARY 3    DECEMBER 29
                                                1994          1993          1991
                                                ----          ----          ----
Weighted average number of
 common shares outstanding.................       99,436       98,095         97,056
Shares issuable pursuant to employee
 stock option plans, less shares
 assumed repurchased at the average
 market prices.............................        3,461        3,319          2,330
                                                --------     --------        -------
Number of shares for computation of
 primary earnings per share................      102,897      101,414         99,386
Net Income.................................     $ 79,267     $ 64,698        $51,305
Less requirements of preferred stock
 of subsidiary.............................                        65             58
                                                --------     --------        -------
Net income for computation of primary
 earnings per share........................     $ 79,267     $ 64,633        $51,247
                                                ========     ========        =======
Primary net income per share...............         $.77         $.64           $.52
                                                    ====         ====           ====

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